Exhibit 3.37

ARTICLES OF INCORPORATION

OF

FDS SERVICES, INC.

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the North Carolina Business Corporation Act.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is FDS SERVICES, INC.

SECOND: The number of shares which the corporation is authorized to issue is ten thousand (10,000), all of which are of a par value of Ten Dollars ($10.00) each and are of the same class and are to be Common shares.

THIRD: The street address of the initial registered office of the corporation in the State of North Carolina is 10401 Old Monroe Road, Matthews, North Carolina 28105; the mailing address of the initial registered office is P.O. Box 1017, Charlotte, North Carolina 28201-1017. The county in which the said registered office is located is the County of Mecklenburg.

The name of the initial registered agent of the corporation at the said registered office is Leon Levine.

FOURTH: The name and the address of the incorporator are:

NAME	ADDRESS

Anne M. Kreamer	66 Luckie Street
Suite 604
Atlanta, Georgia 30303

FIFTH: The purposes for which the corporation is formed is to engage in any lawful business.

SIXTH: The corporation shall, to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented.

EIGHTH: The duration of the corporation shall be perpetual.

Signed on May 29, 1991.

/s/ Anne M. Kreamer
Anne M. Kreamer, Incorporator

ARTICLES OF AMENDMENT BEFORE THE ISSUANCE OF SHARES

TO THE CHARTER

OF

FDS SERVICES, INC.

The undersigned incorporator, for the purpose of amending the charter of the corporation in accordance with G. S. 55-10-05, hereby sets forth:

1.                                      The name of the corporation is FDS SERVICES, INC.

2.                                      The following amendment is hereby adopted:

Article First of the Articles of Incorporation is hereby deleted in its entirety and the following Article First is inserted to read as follows:

“FIRST:	The name of the corporation is
FAMILY DOLLAR SERVICES, INC.”

3.                                      The foregoing amendment is made by the sole incorporator before the issuance of any shares.

IN WITNESS WHEREOF, I set my hand and seal this 24th day of July, 1991.

/s/ Anne M. Kreamer
Anne M. Kreamer
Incorporator

State of Georgia

County of Fulton

This is to certify that on this 24th day of July, 1991, before me, a notary public, personally appeared Anne M. Kreamer who, being by me first duly sworn, declared that she signed the foregoing document in the capacity indicated, that she was authorized to so sign, and that the statements therein contained are true.

Witness my hand and official seal this 24th day of July, 1991.

/s/ Notary Public
Notary Public, Cobb County, Georgia,
My Commission Expires June 1, 1994

(SEAL)

My Commission Expires: